RS Investment Trust

388 Market Street

San Francisco, California 94111

March 27, 2009

VIA FACSIMILE AND EDGAR

U.S. Securities and Exchange Commission

Division of Investment Management

100 F Street, NE

Washington, DC 20549

Re:	Pre-Effective Amendment No.1 to Registration Statement on Form N-14 of RS Investment Trust (the “Trust”) (File No. 333-157608)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, the Trust hereby requests acceleration of the effective date for Pre-Effective Amendment No. 1 to its Registration Statement on Form N-14, referenced above, so that it will become effective on Monday, March 30, 2009.

Please direct any questions concerning this request for accelerated effectiveness to Johnathan Mathiesen of Ropes & Gray LLP at (617) 951-7467.

Very truly yours, RS INVESTMENT TRUST

By:	/s/ James E. Klescewski
Name: Title:	James E. Klescewski Treasurer

cc:	Benjamin Douglas, RS Investment Trust Timothy W. Diggins, Ropes & Gray LLP Elizabeth Reza, Ropes & Gray LLP Hsin Chau, Ropes & Gray LLP

[Guardian Investor Services LLC Letterhead]

March 27, 2009

VIA FACSIMILE AND EDGAR

U.S. Securities and Exchange Commission

Division of Investment Management

100 F Street, NE

Washington, DC 20549

Re:	Pre-Effective Amendment No.1 to Registration Statement on Form N-14 of RS Investment Trust (the “Trust”) (File No. 333-157608)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, the Trust’s principal underwriter hereby requests acceleration of the effective date for Pre-Effective Amendment No.1 to the Trust’s Registration Statement on Form N-14, referenced above, so that it will become effective on Monday, March 30, 2009.

Please direct any questions concerning this request for accelerated effectiveness to Johnathan Mathiesen of Ropes & Gray LLP at (617) 951-7467.

Very truly yours, GUARDIAN INVESTOR SERVICES LLC

By:	/s/ John H. Walter
Name: Title:	John H. Walter Senior Vice President Financial Management & Control

cc:	Benjamin Douglas, RS Investment Trust Timothy W. Diggins, Ropes & Gray LLP Elizabeth Reza, Ropes & Gray LLP Hsin Chau, Ropes & Gray LLP